Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-69972 on Form N–1A of our reports dated September 12, 2024, relating to the financial statements and financial highlights of Fidelity Real Estate Investment Portfolio and Fidelity International Real Estate Fund, each a fund of Fidelity Select Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Select Portfolios for the year ended July 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 19, 2024